IN THE UNITED STATES DISTRICT COURT
FOR THE WESTERN DISTRICT OF OKLAHOMA

CHIEFTAIN ROYALTY COMPANY and     )
JACK LANCET,                      )                                                          )
    )
Plaintiffs,                )    No. CIV-11-212-R
v.                            )
)
    )
QEP ENERGY COMPANY,         )
)
Defendant.                )

STIPULATION AND AGREEMENT OF SETTLEMENT
This Stipulation and Agreement of Settlement (hereinafter the “Settlement Agreement” or “Stipulation”) is entered into between Chieftain Royalty Company and Jack Lancet, on behalf of themselves and as representatives of the Class (“Class Representatives”), and QEP Energy Company (“QEP”), collectively (the “Parties”). The settlement contemplated by this Settlement Agreement is conditioned on the approval of the United States District Court, Western District of Oklahoma, as required by Federal Rule of Civil Procedure 23, as more fully described below:
W I T N E S S E T H:
WHEREAS, the above-styled action was originally filed on January 20, 2011 in Dewey County, Oklahoma and removed to the United States District Court, Western District of Oklahoma, on February 28, 2011 (the “Class Action Litigation” or “Litigation”), where it is currently pending;
WHEREAS, Class Representatives have made certain claims against QEP, as more fully described in the Joint Status Report and Discovery Plan filed March 22, 2011 (Docket No. 15), and

Plaintiffs' Second Amended Complaint filed on August 16, 2012 in the Class Action Litigation (Docket No. 109);
WHEREAS, Class Representatives and Class Counsel have prosecuted the Class Action Litigation for two years, which has included extensive discovery of documents and data, depositions, expert reports, research, class certification, accounting review and analysis, consultation with and preparation of expert witnesses, formal mediation, settlement negotiations among counsel, land and lease record review and analysis, engineering review and analysis, damage modeling, and other investigations and preparation;
WHEREAS, Class Representatives and Class Counsel acknowledge that during the course of their prosecution of the Class Action Litigation, they have received, examined, and analyzed information, documents, and materials they deem necessary and appropriate to enable them to enter into this Settlement Agreement on a fully-informed basis, and after such examination and analysis, and based on the experience of Class Counsel and the expert witnesses and consultants, Class Representatives and Class Counsel have concluded that the terms and conditions of this Settlement Agreement are fair, reasonable, adequate and in the best interests of the Class and Class Representatives. Class Representatives agreed to settle the claims asserted in the Litigation pursuant to this Stipulation, after considering (i) the substantial benefits that Class Members will receive from resolution of the Litigation, (ii) the risks of litigation, and (iii) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation;
WHEREAS, all parties to this Settlement Agreement agree that further prosecution and defense of the Class Action Litigation would be protracted and expensive, have taken into account the uncertainty and risks inherent in any such litigation, and have determined that it is desirable to compromise and settle all claims in the Class Action Litigation;
WHEREAS, the Court issued an order certifying a Class on March 16, 2012 (Docket No. 87);

WHEREAS, the Court approved the Parties' amended Class definition on April 5, 2012 (Docket No. 91);
WHEREAS, the Court approved a form of notice to Class members on May 24, 2012 (Docket No. 103). A copy of the form of notice sent to Class Members identified as of July 2012, is attached hereto as Exhibit 1;
WHEREAS, the Parties have executed this Settlement Agreement solely to compromise and settle the Class Action Litigation for the reasons set forth herein; and
WHEREAS, QEP has denied, and continues to deny, any and all liability to Class Representatives, the Class, and Class Counsel.
NOW THEREFORE, in consideration of the payments, mutual promises, agreements, undertakings, releases, and other terms and provisions of this Settlement Agreement, the sufficiency of which is hereby acknowledged by all parties hereto, QEP and Class Representatives, on behalf of themselves and the Class, stipulate and agree as follows, subject to the approval of the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure, without admission of any liability or wrongdoing, and in consideration of the benefits flowing to the parties as set forth herein, that all Released Claims shall be fully, finally and forever compromised, settled, released and discharged and the Litigation shall be dismissed with prejudice, upon and subject to the following terms and conditions.

1. DEFINITIONS
As used throughout this Settlement Agreement, the Plan of Allocation and Distribution Order and all other documents attached hereto, the following phrases and words will be given the meanings set forth below:
1.1    “Administration, Notice and Distribution Costs” means the reasonable and necessary: (1) fees, costs and expenses generated or incurred in the administration, distribution,

notification or other aspects of implementing the Settlement (except those described in subparagraph (8) of this paragraph 1.1); (2) fees, costs and expenses associated with the Settlement Administrator (if any) retained by the Settling Parties in conjunction with the administration, distribution, notification or other aspects of implementing the Settlement; (3) fees, costs and expenses associated with any expert(s) retained by QEP in conjunction with the administration, distribution, notification or other aspects of implementing the Settlement; (4) fees, costs and expenses incurred to identify the names, addresses and tax identification numbers of members of the Class; (5) fees, costs and expenses incurred to publish and mail the Notice of Settlement to the Class (including, but not limited to, the cost to print the Notices, mail the Notices, and publish the Notices pursuant to the Plan of Notice) and any Notice required by the Class Action Fairness Act of 2005; (6) fees, costs and expenses to prepare, issue and mail (and re-issue and re-mail, if necessary) the Distribution Checks to the members of the Class; (7) fees, costs and expenses to provide a reconciliation of the Distribution Checks issued, cashed, returned and which become stale-dated; and (8) fees, costs, expenses incurred by Class Counsel and/or Class Representatives (including the fees, costs and expenses of experts or other personnel retained by Class Representatives or Class Counsel) for the administration, distribution, notification or other aspects of assuring themselves that the Settlement is implemented. Subject to Court approval, Class Counsel and Class Representatives shall have the right to recover, out of the Class's share of the Settlement Fund, all fees, costs, and expenses listed in subsection (8) of this paragraph (in addition to recovering all other fees, costs and expenses they incurred on behalf of the Class). QEP shall bear all other administration, distribution, notification or other fees, costs and expenses, including those listed in subsections (1)-(7) of this paragraph; provided, however, that to the extent any residual or unclaimed funds remain in the Escrow Account after distribution has otherwise been completed, QEP may, pursuant to Court order, be reimbursed from such funds for the out-of-pocket costs incurred by QEP under this paragraph.

1.2    “Agreed Protective Order” means the Agreed Protective Order filed March 23, 2011, in the Class Action Litigation.
1.3    “Case Contribution Award” means those awards ordered by the Court, if any, to the Class Representatives for their time, expense and/or participation in this Litigation.
1.4    “Claim Period” means the times during and for which the Class is making claims relating to the Class Wells. The Claim Period commences separately for each Class Well on the earlier of either: (i) the date on which QEP began operating or separately marketing gas and its constituents from that Class Well, or (ii) the effective date from which QEP is alleged to have assumed the liability of a predecessor entity or assignor for alleged royalty underpayment, but not prior to the date that predecessor entity or assignor operated or separately marketed the gas and its constituents. The Claim Period ends for each Class Well on the earlier of either: (i) the date on which QEP stopped operating or separately marketing gas and its constituents from that Class Well, (ii) the effective date of the assignment by QEP to an unaffiliated successor entity and any other entities to whom QEP sold its interests in Class Wells, with effective dates of sale being those set forth in the respective purchase and sale agreements, or (iii) February 28, 2013.
1.5    “Class Action Litigation” and/or “Litigation” means that class action pending in the United States District Court, Western District of Oklahoma, styled and numbered: Chieftain Royalty Company and Jack Lancet v. QEP Energy Company, Case No. CIV-11-212-R.
1.6    “Class Counsel” means the law firms of: (a) Barnes & Lewis, LLP; and (b) Nix, Patterson & Roach, LLP.
1.7    “Class Leases” means all oil and gas leases covering any mineral interest in land on which one or more Class Wells are located, either directly or as part of an Oklahoma Corporation Commission designated Unit or other unit or communitization agreement, and where one or more Class Members are the royalty owners under the lease(s) during all or part of the Claim Period for the Class Well(s) associated with the lease(s). Additionally, “Class Force Pooled Royalty Interests” means the royalty interest of Class Members created under the terms of Oklahoma Corporation Commission (OCC) force pooling orders to the extent such force pooled royalty interest relates to Class Members during the Claim Period for Class Well(s).
1.8    “Class Member” or “Class” means a royalty owner within the description of the Class in the Class Action Litigation and who has not filed a request for exclusion in response to the Notice of Class Certification. Class Members will be assumed to be those persons in the most recent and reasonably available royalty pay deck during the Claim Period for each Class Well after first excluding persons who have opted out of the Class or are excluded under the terms of the class definition. The Class is more specifically described as follows:
All non-excluded persons or entities who are or were royalty owners in Oklahoma wells where QEP Energy Company is or was the operator (or, as a non-operator, QEP separately marketed gas). The Class Claims relate only to payment for gas and its constituents (helium, residue gas, natural gas liquids, nitrogen and condensate) produced from the wells. The Class does not include overriding royalty owners or other owners who derive their interest through the oil and gas lease. The Class is divided into the following subclasses:

Subclass 1:	All Class Members who have or had a direct lessor-lessee relationship with QEP

Subclass 1(a):	where QEP is or was the Operator of Oklahoma wells.

Subclass 1(b):	where QEP, as non-operator of Oklahoma wells, separately marketed gas.

Subclass 2:	All Class Members who do not or did not have a direct lessor-lessee relationship with QEP

Subclass 2(a):	where QEP is or was the operator of the Oklahoma wells.

Subclass 2(b):	where QEP, as non-operator of Oklahoma wells, separately marketed gas.

The persons or entities excluded from the Class are: (1) agencies, departments or instrumentalities of the United States of America and the State of Oklahoma; (2) publicly traded oil and gas exploration companies and their affiliates; (3) the claims of royalty owners to the extent previously released by settlement in the case styled McIntosh v. Questar, Case No. CJ-02-22, District Court for Major County; (4) members of the class certified in Bridenstine v. Kaiser Francis, Case No. 97, 117 (unpublished) August 22, 2003, cert. denied, June 26, 2006, Okla. Sup. Ct., Case No. DF-01569, but only to the extent of their respective royalty interests in wells connected to the Beaver Gathering System in Beaver and Texas counties, Oklahoma; (5) members of the class certified in Naylor Farms v. Anadarko OGC Co., No. CIV-08-668-R, 2009 U.S. Dist. LEXIS 127516 (W.D. Okla. Aug. 26, 2009), but only to the extent of their respective royalty interests in wells operated by QEP in Beaver and Texas counties, Oklahoma; and (6) persons or entities that Plaintiffs' counsel is, or may be prohibited from representing under Rule 1.7 of the Oklahoma Rules of Professional Conduct.

1.9    “Class Representatives” means Chieftain Royalty Company and Jack Lancet.
1.10    “Class Wells” means every oil and gas well that QEP has operated or marketed gas from in the State of Oklahoma. The Parties have attempted to prepare a complete list of Class Wells including Claim Period in Exhibit 2, attached hereto. The claims on Class Wells are only settled for the Claim Period(s) for each Class Well. However, in the event there is any mistake as to the Class Well name or description, or if a Class Well has been mistakenly omitted, that name or description may be subsequently corrected by agreement of the parties or Order of the Court, without further notice to the Class. The list of Class Wells shown in the attached exhibit also show in relation to each well the percentage of the Net Settlement Proceeds attributable to each Class Well that has been determined by Class Counsel. Exhibit 2 has been prepared based on the electronic accounting data and gas marketing data provided by QEP through discovery in this action, and production data obtained from the State of Oklahoma and a third party called IHS. QEP represents that the records it provided are kept in the ordinary course of QEP's business operations and represent the best information that is available to QEP concerning Class Wells. However, the data may include clerical and other inadvertent mistakes. Also, because of a change in QEP's accounting system that occurred in 1992, electronic accounting data before that time is limited, causing the Parties to rely on commercially available data concerning production from Class Wells and extrapolations therefrom.

Therefore, despite the best efforts of the Parties, Exhibit 2 may not correctly identify all Class Wells and the Claim Period for each of them. The definitions of the Class (subsection 1.8) and Claim Period (subsection 1.4) for each Class Well are controlling for all purposes over the information contained in Exhibit 2.
1.11    “Complaint” means collectively the Petition, Docket 1-2, the First Amended Complaint, Docket 96, and the Second Amended Complaint in the Litigation, Docket No. 109.
1.12    “Court” means the Honorable David Russell, United States District Court for the Western District of Oklahoma.
1.13    “Defendant” and/or “QEP” means QEP Energy Company, the Defendant in the Class Action Litigation.
1.14    “Distribution Check” means a check payable to a Class Member who does not opt-out of this Settlement, or who is not otherwise excluded by order of the Court, for the purpose of paying that Class Member's share of the Net Class Settlement Cash Amount payable to such Class Member pursuant to the Class Distribution Order.
1.15    “Effective Date” means the first date by which all of the events and conditions specified in Paragraph 1.19 of this Stipulation have been met, have been waived, or have occurred, as set forth in that paragraph.
1.16    “Escrow Account” means an interest-bearing account maintained by the Escrow Agent.
1.17    “Escrow Agent” means the escrow agent appointed and approved by the Court.
1.18    “Escrow Agreement” means the agreement(s) between Class Counsel (on behalf of Class Representatives and the Class) and the Escrow Agent setting forth the terms under which the Escrow Agent shall maintain the Escrow Account in accordance with this Stipulation.

1.19    “Final” when referring to the Judgment, means the later of: (i) if there is an appeal from the Judgment, the date of final affirmance on appeal and the expiration of the time for any further judicial review whether by appeal, reconsideration, or a petition for a writ of certiorari and, if a writ of certiorari is granted, the date of final affirmance of the Judgment following review pursuant to the grant; or (ii) the expiration of the time for the filing or noticing of any appeal from the Judgment. No appeal or proceeding seeking judicial review pertaining solely to (a) Court approval of the Plan of Allocation; and/or (b) the Court's award of attorneys' fees, Case Contribution Awards, costs or expenses shall affect whether the Judgment becomes Final or the timing thereof.
1.20    “Final Fairness Hearing” means the hearing set by the Court under Rule 23(e) of the Federal Rules of Civil Procedure to consider final approval of the Settlement.
1.21    “Future Benefits” means the future benefits provided by QEP in consideration for the Settlement, which are set forth in Section 2 below.
1.22    “Gross Settlement Fund” means the Settlement Cash Amount (defined herein), plus any interest on or other income or gains in respect of that amount earned while such amount is held by the Escrow Agent. In addition to the Settlement Cash Amount paid to establish the Gross Settlement Fund, QEP agrees to provide certain Future Benefits as described more fully in paragraph 2.2 below.
1.23     “Judgment” means the Order Approving Class Action Settlement and Judgment of the United States District Court, Western District of Oklahoma, finally approving the settlement between the Class and QEP, which shall include provisions substantially as set forth in paragraph 3.5 herein and substantially in the form attached hereto as Exhibit 3.
1.24    “Litigation Expenses” means the reasonable costs and expenses incurred by Class Counsel in commencing and prosecuting the Litigation.
1.25    “Net Settlement Cash Amount” has the same meaning as “Net Settlement Fund(s)” and “Net Settlement Proceeds” and means: the Gross Settlement Fund less: (1) Class Counsel's

Fees and Litigation Expenses, (2) any Case Contribution Award awarded by the Court; (3) any Administration, Notice and Distribution Costs incurred by Class Counsel and/or Class Representatives under subsection 1.1(8) as allowed by the Court; and (4) any other expenses that the Court orders to be deducted from the Settlement Cash Amount. Subject to paragraph 1.1, QEP's costs of Administration, Notice and Distribution are not to be deducted from the Net Settlement Cash Amount. In addition to the Settlement Cash Amount paid to establish the Gross Settlement Fund, QEP agrees to provide certain estimated Future Benefits by changing its royalty payment methodology beginning with March 2013 production, as described more fully in paragraph 2.2 below.
1.26    “Notice of Class Certification” means the Agreed Form of Notice of Pendency of Class Action approved by the Court on May 24, 2012 (Docket No. 103).
1.27    “Notice of Settlement” means the Notice of Pendency of Class Action and Proposed Settlement, Final Approval Hearing, and Motion for Attorney's Fees and Reimbursement of Litigation Expenses to the Class Members in substantially the form of Exhibit 4 attached hereto and the Summary Notice of Settlement for Publication in substantially the form of Exhibit 5 attached hereto.
1.28    “Plan of Allocation and Distribution Order(s)” mean the proposed plan of allocation and/or any order(s) entered by the Court authorizing and directing that the Net Settlement Fund be distributed, in whole or in part, to the members of the Class who do not opt-out of this Settlement, or who are not otherwise excluded by order of the Court.
1.29    “Preliminary Approval Order” means the order (substantially in the form attached hereto as Exhibit 6) to be entered by the Court preliminarily approving the Settlement and directing that the Notice of Settlement be provided to the Class as set forth therein.
1.30    “Released Claims” include all claims associated with the marketing of and calculation and reporting of royalty on gas and its constituents (including helium, residue gas, natural gas liquids, nitrogen and condensate) during the Claim Period for each Class Well. The Released Claims include those set out in the Complaint, including: (1) that QEP underpaid royalty as a result of direct or indirect deductions from royalty associated with marketing, gathering, compressing, dehydrating, treating, processing, including plant and compressor fuel, and similar services with respect to gas and its constituents; (2) that QEP improperly paid royalty based on proceeds received from sale of the gas and gas constituents under “percentage of proceeds” (“POP”) or similar contracts; (3) that QEP underpaid royalty by not paying royalty on gas used off the lease, gas used for gas plants, and gas used in the manufacture of products (fuel gas); (4) that QEP failed to pay or underpaid royalty on drip gas or condensate that was separated from the gas stream in the gathering system or gas plant; (5) that QEP underpaid royalty by not paying royalty on the full value (before deduction of any costs) of residue gas and natural gas liquids that were part of the gas stream at the wellhead gas meter; (6) that QEP misled Class Members in monthly royalty payments as to the amount and nature of deductions from royalty on gas and gas constituents; (7) that QEP violated its fiduciary duties to the Class Members; (8) that QEP failed to provide all of the information required by the Oklahoma Production Revenue Standards Act (PRSA) on monthly check stubs, and otherwise failed to comply with the PRSA; (9) that QEP failed to make diligent efforts to secure the best terms available for the sale of gas and its constituents; (10) that QEP failed to account to Class Members for the full value of the production, including all deductions and reductions from the value of production; and (11) that as a result of QEP's actions as alleged above, QEP is liable to Class Members for breach of contract, tortious breach of contract, breach of fiduciary duty, actual fraud, constructive fraud, deceit, conversion, conspiracy, unjust enrichment/disgorgement, accounting, punitive damages, statutory interest and penalties under the PRSA or otherwise, and fees (attorney fees, expert fees and litigation costs) under the PRSA.    The Released Claims also include all other legal theories that, based on the facts alleged in the Complaint, could have been asserted as to royalties payable by QEP on the production of gas and its constituents from the Class Wells during the Claim Period(s), except to the extent described in the next paragraph.
The Released Claims do not include royalty paid by QEP as a pass-through agent for 'take-in-kind' working interest owners pursuant to 52 O.S 570.4(B), for which the parties agree QEP has no liability. The Released Claims also specifically do not include: (a) royalty payment adjustments made or to be made in the ordinary course of business for production months through February, 2013; (b) claims that QEP is obligated to make routine prior period adjustments for clerical or administrative errors concerning prices actually received, volumes actually sold or produced, or decimal interest designations of the type that historically have been addressed by QEP by way of prior-period adjustments, but only to the extent that QEP in fact received, or receives, a retroactive price, volume or value adjustment; (c) claims to money held in suspense by QEP as of the release date; (d) claims that QEP failed to comply with obligations to protect the Class Members from drainage; (e) and/or claims that QEP breached obligations to the Class Members to develop Oklahoma oil and gas leases. “Class Claims” shall have the same meaning as “Released Claims.” The parties agree that the Settlement Cash Amount does not include any payment for underpaid royalties from Class Wells sold by QEP to other parties for production that has occurred from and after the effective date such Class Wells were sold by QEP to such other party or parties.
1.31     “Released Parties” means QEP, and all past and present parents, affiliates, directors, officers, employees, attorneys, agents, consultants, servants, stockholders, representatives, subsidiaries, predecessor entities of, and affiliated successor entities to QEP. Released Parties shall also include the assignor of any Class Wells for which QEP has assumed the assignor's liability for any alleged royalty underpayment, but only as to Class Claims with respect to such assigned Class Wells during the Claim Period. Other working interest owners in Class Wells also constitute Released Parties, but only to the extent QEP, as well operator, marketed gas and its constituents and paid royalty on behalf of such other working interest owners during the Claim Period(s). No claims are released against other working interest owners to the extent they separately marketed gas from Class Wells. No claims are released as to gas marketed for QEP by third-party operators not affiliated with QEP; however, the Class and all Class Members covenant not to sue the Released Parties for any alleged royalty underpayment with respect to such gas and its constituents marketed by others. The Class does not release QEP's assignees in Class Wells for any claims occurring or arising after the Claim Period(s) for any well(s) so assigned to any assignee. Released Parties do not include any entity to whom QEP has sold any of the Class Wells (and associated Class Leases and Class Force Pooled Royalty Interests) for any claims occurring or arising after the Claim Period(s) for any Class Well(s) sold to any such entity. Further, notwithstanding any language herein to the contrary, Released Parties do not include any non-affiliated company to whom QEP sold Class Wells, for any claims relating to underpaid royalty on production that has occurred from and after the effective date such Class Wells were sold by QEP to such other company.
1.32    “Request for Exclusion” means any request for exclusion from the Class pursuant to Rule 23(e)(4) of the Federal Rules of Civil Procedure.
1.33    “Settlement” means the total settlement value, which includes the Settlement Cash Amount of $115 million plus Future Benefits of an estimated $40 million from changes in future royalty payment methodology, as described in paragraph 2.2 below, which comprise an estimated total Settlement value of at least $155 million.
1.34    “Settlement Administrator” means, subject to approval and appointment by the Court, the person or entity who shall administer the Settlement.
1.35    “Settlement Cash Amount” has the same meaning as “Settlement Funds” or “Settlement Proceeds” and means the total cash amount of $115 million, to be paid by QEP in settlement of all Released Claims on Class Wells for the Claim Period(s) for Class Members who have not opted out of the Class, or who have not been otherwise excluded by an order of the Court, for all alleged deductions or reductions from the values and/or volumes of the gas and its constituents and all alleged royalty underpayments with respect thereto, as alleged by Class Representatives, and all related damages alleged to be potentially recoverable in conjunction therewith, plus interest. “Settlement Cash Amount,” “Settlement Funds” and/or “Settlement Proceeds” does not include those Administration and Distribution Costs as defined in subsections (1) through (7) of paragraph 1.1, which shall be performed at the sole expense of QEP. In addition to the Settlement Cash paid to establish the Gross Settlement Fund, QEP agrees to provide certain Future Benefits as described more fully in paragraph 2.2 below.
1.36    “Settling Parties” or “Parties” means (i) Class Representatives on behalf of themselves and the Class Members, and (ii) QEP.
2.     CONSIDERATION AND STIPULATION FOR FUTURE ROYALTY PAYMENT METHODOLOGY AND CHECK STUBS
2.1    In consideration of the Settlement, QEP shall pay or cause to be paid the Settlement Cash Amount in cash into the Escrow Account within five (5) business days after the later of (i) entry of the Preliminary Approval Order, and (ii) receipt by QEP of information from the Class Representatives necessary to effectuate a transfer of funds, including wiring instructions to include the bank name and ABA routing number, account name and number, and a signed W-9 reflecting a valid taxpayer identification number for the qualified settlement fund in which the Escrow Account has been established. Any late payment by QEP into the Escrow Account will accrue interest at the statutory rate of 12% compounded yearly. The parties agree, subject to final approval of the Court, to settle the claims in this case for the cash sum of $115 million, to be paid by QEP to the Class, plus the Future Benefits as described below. The Settlement Cash Amount shall not be reduced for any reason, including, but not limited to, the opting out of any Class Member or the inability to locate any Class Member.

1.In addition to the Settlement Cash Amount, as additional consideration for the Settlement, QEP agrees to provide the following Future Benefits to the Class, which QEP estimates has a net present value of at least $40 million to the Class:
STIPULATION FOR THE FUTURE PAYMENT OF ROYALTY:
Commencing with production month March 2013 and continuing without limitation thereafter, where QEP markets gas for itself and others from Class Wells and future wells on the Class Leases and Class Force Pooled Royalty Interests (including units created pursuant to Oklahoma Law and or private pooled or communitized units), QEP will make no deduction from royalty for: gathering fees (from the wellhead through the point the gas first enters a mainline high pressure interstate or intrastate transmission pipeline); compression fees (from the wellhead through the point the gas first enters a mainline high pressure interstate or intrastate transmission pipeline); treating and dehydration fees (from the wellhead through the point the gas first enters a mainline high pressure interstate or intrastate transmission pipeline); and fuel gas (from the lease custody transfer meter through the point the gas first enters a mainline high pressure interstate or intrastate transmission line).

a.
On gas where QEP receives NGL value or volume where the unprocessed gas has a wellhead heat content of more than 1,050 BTU's per standard cubic foot, QEP will deduct a gross processing fee of $0.30 per gas plant inlet MCF (“Processing Fee”) proportionately from all Class Members. In other words, the Class Members as royalty owners will bear their proportionate part of the gross processing fee. By way of example only, if the royalty is 1/5th then royalty owners will bear and pay 1/5th of a $0.30 processing fee, i.e., $0.06 per gas plant inlet MCF. Beginning in 2014, with the January production month, the processing fee shall be adjusted annually based on the proportional year over year change in the Average United States Consumer Price Index for All Items, All Urban Consumers (CPI-U), U.S. City Average (as published by the United States Department of Labor, Bureau of Labor Statistics), for the 12 months ending December 31 of the previous year; provided, however, that such Processing Fee shall never be less than the initial fee of $0.30 per gas plant inlet MCF. An example calculation for the annual adjustment is attached as Exhibit 7. If a plant statement does not contain information on fuel gas volumes consumed before and after the plant inlet, QEP will estimate the plant inlet MCF for purposes of the processing fee calculation by allocating 66.66% of the total calculated fuel gas volumes (i.e., before and after the plant inlet) to points before the plant inlet.

b.
The value of NGLs, residue gas, and fuel gas for calculation of royalty shall be based on the product prices contained in the plant statement issued by the plant operator applicable to each well. The volume and value of residue gas shall be grossed up to account for percent-of-proceeds (POP) type reductions in the plant statement, if any, and further adjusted to add back the value of the royalty interest owner's share of off-lease fuel that has been deducted in the plant statement. Likewise, the volume and value of individual NGL products shall be grossed up to 100% of the allocated NGL product volumes and values reported on the plant statement. For avoidance of doubt, it is the intention of the Parties that Class Members not bear any diminution of volume or value for NGLs or residue gas marketed by QEP due to application of direct or indirect fees (for example, a POP reduction) or deduction of off-lease fuel. The only fee deducted in calculation of royalty will be their proportionate part of the Processing Fee provided for above. An example of how royalty will be calculated under this paragraph is attached as Exhibit 8. QEP will use commercially reasonable efforts to obtain fee-based processing arrangements on future wells on Class Leases (including Units created pursuant to Oklahoma Law and/or private pooling or communitized units) and, where not practicable, QEP will enter into POP contracts that seek to maximize the recovery of NGLs, to the mutual benefit of QEP and the Class Members.

c.
The value of all other gas for calculation of royalty will be the measured quantities (in MMBTU) at the lease custody transfer meter times the Panhandle Eastern Pipe Line Company: Texas, Oklahoma (mainline) monthly index price as published in Platt's Inside FERC's Gas Market Report (the “PEPL Index Price”). If the PEPL Index Price is discontinued or materially modified, or cannot be used, its successor will be used, or in the absence of a successor, QEP will select another publication or methodology that enables calculation of a price closely comparable to the PEPL Index Price.

d.
With respect to wells subject to existing processing contracts, QEP will, to the extent practicable, seek amendments to the contracts to maximize the value or volume of liquids recovered thereunder to the joint benefit of QEP and its royalty owners.

e.
Class members who participate in this Settlement covenant not to sue QEP or its successors and assigns in relation to the future royalty payment methodology described herein, or on the estimated value of the Future Benefits derived therefrom to an individual Class Member or the Class as a whole. The future royalty payment methodology described herein is binding on all Class Members who participate in the settlement and on QEP and on their respective successors and assigns.

f.
Chieftain Royalty Company, for its future benefit and the future benefit of the Class, shall have the right to require an audit of QEP's compliance with the future royalty calculation described above. Such audit rights and procedures are discussed more fully in paragraph 2.5 below.

g.
The Future Benefits arising out of the royalty payment methodology set forth in this paragraph 2.2 are binding on QEP (and QEP's successors and assigns) and may not be waived. Any disputes over QEP's compliance with its obligations under paragraph 2.2 shall be resolved by binding arbitration, conducted by a single arbitrator mutually agreed to by the Parties, conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association or, if mutually agreed to by the Parties, such other rules and procedures as agreed to by the Parties. QEP shall pay the costs of any such arbitration; however, the prevailing party in any such arbitration will be entitled to reimbursement of its reasonable attorney's fees from the losing party. This sub-paragraph applies equally to any successor or assignee of QEP.

h.
The Parties agree that the terms of paragraph 2.2 amend the method of calculation of royalty for the Class Leases and Class Forced Pooled Royalty Interests, and run with the land.  In order to give notice of the agreed methodology for payment of future royalty to successors and assigns of both QEP and the Class Members, QEP will record a Notice of Settlement Concerning Royalty Payments on Gas and its Constituents, substantially similar to that set forth in Exhibit 9 hereto, to be indexed against the lands in the counties where Class Leases and Class Forced Pooled Royalty Interests are located.
2.3. For gas and its constituents produced from Class Wells operated by QEP beginning March 1, 2013, Class Members and QEP agree that check stubs required by the Oklahoma Production Revenue Standards Act will be prepared to reflect the agreed methodology in paragraph 2.2 for payment of royalty in the future. QEP will therefore prepare check stubs as follows, and Class Members who participate in this Settlement agree that check stubs completed in the following manner will comply fully with the Oklahoma Production Revenue Standards Act and any other provisions of Oklahoma law for reporting of royalty payments:

a.
For gas and its constituents produced from wells with a wellhead heat content of 1050 BTU per standard cubic foot or below, QEP will show, as the total MCF attributed to the payment, the total MCF measured at the lease custody transfer meter. For the price per MCF, QEP will adjust the PEPL monthly index price per MMBTU by the BTU adjustment. QEP will separately show the BTU content of the gas as measured at the lease custody transfer meter.

b.
For gas and its constituents produced from wells with a wellhead heat content above 1050 BTU per standard cubic foot, where QEP does not receive NGL value or volume, QEP will prepare check stubs in the same manner as for wells with a wellhead heat content of 1050 BTU per standard cubic foot or below.

c.
For wells with a wellhead heat content above 1050 BTU per standard cubic foot, where QEP receives NGL value or volume, QEP will separately report a volume and value for residue gas (including fuel gas) and NGLs.

(i)	The volume and value for residue gas will be based on the methodology in paragraph 2.2 (the allocated residue gas volume on the plant statement,

grossed up for any percent-of-proceeds type reduction, and increased to include the value of the royalty interest owner's share of fuel gas shown on the plant statement). The price per MMBTU of residue gas and fuel gas will be the price shown on the applicable plant statement converted to an MCF price. QEP will separately show the BTU content of the gas shown on the plant statement. QEP may show the fuel gas and price for the fuel gas in MMBTUs if those values are reflected in MMBTUs on the plant statement.

(ii)
The volume and value of NGLs will be the gallons (converted to barrels) allocated to QEP, grossed up for any percent-of-proceeds type reduction. The price per barrel will be the weighted average price as shown in the plant statement for all of the allocated NGL products.

(iii)	QEP will show as a deduction the gross Processing Fee of $0.30 per plant inlet MCF adjusted annually as provided in paragraph 2.2.

(iv)
Plant Statements as used herein are the statements from the midstream companies which detail volumes, BTU content and value between the lease custody transfer meter and the gas plant tailgate, however actually titled.

2.4    The Class Members who participate in this settlement agree, in exchange for the cash Settlement Cash Amount, estimated Future Benefits and the performance of the other obligations and duties of QEP set forth herein, to give the Mutual Release, Dismissal and Covenant Not to Sue described in Section 4, below, and the other valuable consideration provided herein. The Parties agree that the estimate of net present value from changing the methodology for future payment of royalty (the Future Benefits) is a reasonable estimate of that value based on current information and assumptions concerning future activities and market conditions. The Class and QEP agree that, if the actual financial benefit in the future from the change in royalty methodology differs from the estimate in this Settlement, there shall be no claim regarding that estimate against QEP, QEP's Counsel, the Class, Class Counsel, Class Representatives or any of their successors and assigns. QEP further agrees that QEP or a representative acting on QEP's behalf, will file a declaration with the Court in support of the Settlement and/or testify at the Final Fairness Hearing, that QEP has a reasonable belief that the estimated net present value of the stipulated changes to the royalty payment methodology set forth in paragraphs 2.2 and 2.3 is at least $40 million. The Future Benefits set forth herein may be modified as necessary to effectuate the Settlement without further notice to the Class.
2.5     Audit Procedures.     The audit rights and procedures on behalf of the Class discussed above in paragraph 2.2(f) are as follows.

a.
QEP will cause to be performed an initial compliance audit of a group of randomly-selected wells representing approximately 5% of MMBTU's produced from Class Wells, for a randomly-selected month, conducted by an outside public accounting firm with experience in royalty accounting. The initial compliance audit will begin six (6) months after implementation of the Future Benefits set forth in paragraph 2.2. Thereafter, Plaintiff, Chieftain Royalty Company (“Chieftain”), shall have the right, but not the obligation, to request QEP to perform similar periodic compliance audits (a group of wells randomly selected by the auditor representing approximately 5% of the MMBTU's produced from Class Wells for a random month selected by Chieftain) every two years at QEP's cost. Audits shall be limited to ensuring that QEP is correctly following the methodology set forth in paragraphs 2.2. and 2.3.

b.
The results of the audit from the initial, and all subsequent, audits shall be provided to Chieftain within 30 days after the audit is completed. Along with the audit results, QEP shall provide Chieftain with an explanation of how it is addressing any exceptions identified in the audit. Chieftain shall have 30 days after receiving the audit results to request the auditor to provide its work papers and other supporting documentation; Chieftain will send a copy of its request to QEP. Upon such a request by Chieftain, the auditor will provide its work papers and other supporting documentation within 15 days.  To the extent that Chieftain has any exceptions to the audit results or QEP's royalty payment procedures, Chieftain will provide them in writing within 90 days of receipt of the audit results and requested documents. Any exceptions shall be subject to binding arbitration set forth in paragraph 2.2.  On subsequent audits requested by Chieftain, QEP shall provide the results of an audit within 120 days of the request.

c.
The audit rights set forth herein may be transferred or assigned by Chieftain to any successor, transferee or assignee of Chieftain's interest in any Class Well(s) and/or future well(s) on the Class Leases, or to another Class Member. Neither Class Counsel, Class Representatives, nor any transferee, assignee or successor of Chieftain of audit rights shall have any liability whatsoever to QEP or any Class Member or their successors, transferees and assignees for any conduct related to the audit provisions set forth herein barring intentional misconduct. Further, while Chieftain and any designated transferee, assignee and/or successor have the audit rights as described herein, the Settlement does not limit or enlarge the rights possessed by any Class Member to request information and/or data as otherwise allowed by law regarding each Class Member's royalty interest in any Class Well(s) and/or future well(s) on the Class Leases and Class Force Pooled Royalty Interests.
3.    PLAN OF NOTICE AND COURT APPROVALS
3.1    No later than three business days after this Stipulation is executed by the Parties, Class Representatives and QEP will file a joint motion with the Court seeking Preliminary Approval of Settlement, which shall include a Preliminary Approval Order, in the form attached hereto as Exhibit 6, preliminarily approving the Settlement, directing that Notice be provided to the Class as set forth therein, and scheduling a Final Fairness Hearing.
3.2    As soon as reasonably possible and within thirty (30) business days of the Preliminary Approval of Settlement, QEP will mail the Notice of Settlement (or cause it to be mailed) by first class mail to all Class Members who can be identified and have not already opted out. On wells currently operated by QEP , the Notice of Settlement will be mailed to Class Members using the most current royalty pay deck available to QEP. For Non-Operated wells, QEP will mail the Notice of Settlement based on the most current royalty owner names and addresses available to QEP from the well operator. For wells that have been sold or are no longer producing, QEP will mail the Notice of Settlement to the last known royalty owners based on electronic data available to QEP. However, if QEP is unable through reasonable efforts to obtain current royalty owner names for Non-Operated wells, or wells which have been sold or no longer producing, QEP will publish the Notice of Settlement as described below. On or before such tenth business day, after the mailing of notice begins, QEP also shall publish (or cause to be published) the summary Notice of Settlement one time in each of the following newspapers: (1) The Oklahoman, a paper of general circulation in Oklahoma, and (2) The Tulsa World, a paper of general circulation in Oklahoma. From approximately such tenth business day through the Settlement Fairness Hearing, the Settlement Administrator will also display (or cause to be displayed) on an Internet website dedicated to this Class Action Litigation the following documents: (1) the Notice of Settlement; (2) the Complaint, Answer, Order on Motion to Dismiss, Class Certification Order, amended Order regarding Class Definition; (3) this Stipulation and Agreement of Settlement (including all exhibits to same), and (4) the Preliminary Approval Order. If QEP wishes to issue any notice that may be contemplated by the Class Action Fairness Act (“CAFA”), it must issue such notice, if any, no later than 10 calendar days from the date the Court signs a preliminary approval order. The cost of any such CAFA notice shall be borne exclusively by QEP. Any failure or delay by QEP to timely issue any CAFA notice shall not be a sufficient reason to delay or continue the Final Fairness Hearing.
3.3    All objections to the Settlement, including, but not limited to, objections to the Settlement, notice, plan of allocation, application for attorneys' fees and/or Litigation Expenses and/or Case Contribution Award and/or expenses must be filed with (and received by) the Court and served into the hands of counsel for the Settling Parties as described more fully below and by the date and in the manner set by the Court in the Preliminary Approval Order and specified in the Notice, which shall require that objections must be filed with (and received by) the Court and served into the hands of counsel for the Settling Parties at least fourteen (14) calendar days prior to the Final Fairness Hearing, unless such deadline is extended by Order of the Court. All Requests for Exclusion must be delivered into the hands of the Settlement Administrator as described more fully below and by the date and in the manner set by the Court in the Preliminary Approval Order and specified in the Notice, which shall require that all Request for Exclusion must be delivered into the hands of the Settlement Administrator at least fourteen (14) calendar days prior to the Final Fairness Hearing, unless such deadline is extended by Order of the Court. No later than twenty-one (21) calendar days prior to the Final Fairness Hearing, and unless the Settlement has otherwise been terminated pursuant to this Stipulation, Class Counsel and Class Representatives shall move for (a) final approval of the Settlement pursuant to Rule 23(e) of the Federal Rules of Civil Procedure; (b) entry of a Judgment substantially in the form annexed as Exhibit 3; and (c) approval of the Plan of Allocation and Distribution Order(s).
3.4    Neither the Settling Parties, Class Representatives, the Class, Class Counsel, nor QEP's Counsel shall have any liability for failure of the Notice to the Class to reach one or more members of the Class.
3.5    After Notice of Settlement is given in the manner directed by the Court, providing for notice of: (a) the terms of the proposed Settlement; (b) Class Members' opportunity to opt-out of and/or object to this Settlement; (c) Class Counsel's request for Class Counsel's Fees and Expenses; and (d) Case Contribution Awards, the Settling Parties will request the Court to hold a Final Fairness Hearing as described in the Notice of Settlement, and then to enter Judgment approving the Settlement between Class Representatives, the Class and QEP, and specifically approving all terms and provisions of this Settlement Agreement, including the Plan of Allocation and Distribution. The Judgment shall include substantially the following provisions:

(a)
Approve the Settlement between the Class and QEP embodied in this Settlement Agreement, including any Plan of Allocation and/or Distribution Order(s), and the agreed methodology for the payment of future royalty payments, as fair, reasonable and adequate to each member of the Class within the meaning of Federal Rule of Civil Procedure 23;

(b)
Dismiss Class Representatives' claims in the Litigation, but retain continuing jurisdiction to enforce the terms of the Settlement Agreement, including the entry of injunctive or other relief to enforce, implement, administer, construe and interpret the Settlement Agreement;

(c)
Adjudge that the members of the Class, who participate in this settlement, have conclusively released all Released Claims against all Released Parties, contingent upon all payment having been made in accordance with this settlement and that QEP has released any Released Claims against Class Counsel (including Class experts and consultants), Class Representatives and/or the Class;

(d)	Bar and permanently enjoin all members of the Class, who participate in this settlement, from prosecuting, commencing, or continuing any of the Released Claims against the Released Parties;

(e)	Include a finding that the Settlement is fair, reasonable and was entered into between QEP and the Class in good faith and without collusion;

(f)	Include a finding that, by agreeing to settle the Litigation, QEP does not admit, and specifically denies, any and all liability to the Class, Class Representatives and Class Counsel;

(g)
Include a finding that the Notice of the Settlement has been given as required by law, that all statutory and constitutional requirements have been met, and further, that the members of the Class have been afforded a reasonable opportunity to opt-out of the Litigation;

(h)
Include a finding and determination that there is no just reason to delay the finality of the judgment and order and, pursuant to Federal Rule of Civil Procedure 54, an express direction for the filing of the judgment and order as a final judgment and order;

(i)
Order that certain documents designated as confidential by any party pursuant to the Protective Order in the Litigation shall be returned to the producing party in accordance with the Protective Order and the terms of the Settlement Agreement; and

(j)	Order that the Settlement may never be used for any purpose in any subsequent litigation against QEP other than to enforce the terms of this Settlement Agreement.

(k)
Order that QEP shall be allowed to recoup out of pocket costs incurred for Administration Notice and Distribution pursuant to 1.1 out of residual or unclaimed funds that remain unclaimed in the Escrow Account one year after the Judgment becomes final upon further order of the Court.

4.    MUTUAL RELEASE, DISMISSAL AND COVENANT NOT TO SUE

4.1(a)     Upon the Effective Date, the Released Parties (as defined in paragraph 1.31 herein), individually and collectively, shall be fully, finally and forever released from the Released Claims (as defined in paragraph 1.30 herein) of the Class Members who do not opt out of the Class, and the Class Members who do not opt out of the Class shall be enjoined from asserting or prosecuting any

Released Claims against any Released Parties.
4.1(b)     Upon the Effective Date, QEP, on behalf of itself and its officers, directors, agents, successors and assigns and Released Parties, individually and collectively, (a) shall be deemed by operation of law to have fully, finally and forever released, relinquished, waived, discharged and dismissed any and all claims against Class Counsel (including Class experts and consultants), Class Representatives and the Class; (b) shall be enjoined from asserting or prosecuting any such claims against same; and (c) agrees and covenants not to sue Class Counsel, Class Representatives and/or the Class on the basis of any claims or to assist any third party in commencing or maintaining any suit related to any claims.
4.2    Upon final approval of the Settlement by the Court and payment of the Settlement Cash Amount with accrued interest, if any, Class Representatives and the Class (with Court approval) will dismiss the Class Claims against QEP with prejudice; however, all obligations arising from the Settlement shall survive until they are determined by the Court to have been fully performed, and the Court will retain exclusive jurisdiction of this Litigation and the Settling Parties for purposes of enforcing the Settlement and any issues associated therewith.
5.    USE OF GROSS SETTLEMENT FUND AND PAYMENT OF TAXES

5.1    Except as otherwise provided herein, the Gross Settlement Fund shall be used to pay any: (i) taxes of any type that may be required to be withheld or paid from the Net Settlement Fund (“Taxes”); (ii) Case Contribution Awards approved by the Court; (iii) attorneys' fees awarded by the Court; (iv) Litigation Expenses awarded by the Court; and (v) other Court-approved deductions including, but not limited to, any costs set forth pursuant to paragraph 1.1.
5.2    Except as provided herein or pursuant to orders of the Court, the Gross Settlement Fund shall remain in the Escrow Account prior to the Effective Date. All funds held by the Escrow Agent shall be deemed to be in the custody of the Court and shall remain subject to the jurisdiction of the Court until such time as the funds shall be distributed or returned pursuant to the terms of this Settlement Agreement and/or further order of the Court. Unless otherwise agreed to in writing between QEP and Class Counsel, the Escrow Agent shall invest any funds in excess of U.S. $100,000 in United States Treasury Bills having maturities of ninety (90) days or less, or money market mutual funds comprised of investments secured by the full faith and credit of the United States Government, or an account fully insured by the United States Government Federal Deposit Insurance Corporation (FDIC). Any funds held in escrow in an amount of less than U.S. $100,000 may be held in an interest-bearing account insured by the FDIC or money market mutual funds comprised of investments secured by the full faith and credit of the United States Government or fully insured by the United States Government. All risks related to the investment of the Gross Settlement Fund shall be borne by the Gross Settlement Fund.
5.3    The Settling Parties agree that the Gross Settlement Fund is intended to be a qualified settlement fund within the meaning of Treasury Regulation § 1.468B-1 and that the Settlement Administrator, as administrator of the Escrow Account Fund within the meaning of Treasury Regulation § 1.468B-2(k)(3), shall be solely responsible for filing or causing to be filed all informational and other tax returns as may be necessary or appropriate (including, without limitation, the returns described in Treasury Regulation § 1.468B-2(k)) for the Gross Settlement Fund. Such returns shall be consistent with this paragraph and in all events shall reflect that all taxes on the income earned on the Gross Settlement Fund shall be paid out of the Gross Settlement Fund as provided herein. The Settlement Administrator shall also be solely responsible for causing payment to be made from the Gross Settlement Fund of any Taxes owed with respect to the Gross Settlement Fund. The Settlement Administrator, as administrator of the Gross Settlement Fund within the meaning of Treasury Regulation §1.468B-2(k)(3), shall timely make such elections as are necessary or advisable to carry out this paragraph, including, as necessary, making a “relation back election,”

as described in Treasury Regulation § 1.468B-1(j), to cause the qualified settlement fund to come into existence at the earliest allowable date, and shall take or cause to be taken all actions as may be necessary or appropriate in connection therewith.
5.4    All such Taxes shall be paid out of the Gross Settlement Fund, and shall be timely paid by the Escrow Agent pursuant to the disbursement instructions set forth in the Escrow Agreement, and without prior Order of the Court. Any tax returns prepared for the Gross Settlement Fund (as well as the election set forth therein) shall be consistent with the previous paragraph and in all events shall reflect that all Taxes (including any interest or penalties) on the income earned by the Gross Settlement Fund shall be paid out of the Gross Settlement Fund as provided herein. The Gross Settlement Fund shall indemnify and hold all Released Parties, including but not limited to, QEP's Counsel and Class Counsel, harmless for any Taxes and related expenses of any kind whatsoever (including without limitation, taxes payable by reason of any such indemnification). QEP shall notify the Escrow Agent promptly if it receives any notice of any claim for Taxes relating to the Gross Settlement Fund.
5.5    All distributions shall be subject to any required federal or state income tax withholding, which QEP (or the Settlement Administrator) shall be entitled to withhold and pay to the appropriate taxing authorities; however, before withholding taxes and sending payments, QEP (or any entity distributing the settlement proceeds on its behalf) shall make reasonable efforts to: (a) locate current Class Member owners and (b) obtain Class Members' tax identification numbers, where unknown, including making reasonable inquiry and sending form W-9 Request for Taxpayer Identification Number and Certification to the best reasonably obtainable address of any Class Member whose taxpayer identification number is unknown. QEP (or any entity distributing the settlement proceeds on its behalf) shall provide 1099's or other explanations of payments to Class Members sufficient to allow them to assure themselves that proper tax payments have been or can be made, or to allow them to submit requests for refunds.
5.6    QEP continues to claim for tax purposes that its gas sales were arms-length at the wellhead and that even if not arms-length, then such sales represented either market value or price received less allowable costs and deductions.
5.7    All income taxes, if any, incurred on the part of the Class Members in connection with the implementation of this Settlement Agreement shall be reported and paid by the individual Class Members to the extent of their individual tax liability on proceeds they individually receive. Except for amounts withheld by QEP (or any entity distributing amounts of its behalf), the individual Class Members are solely responsible for the payment of any taxes attributable to payments to them under this Settlement Agreement. Neither Class Counsel, QEP, the Settlement Fund, the Settlement Administrator, nor Class Representatives shall have any responsibility or liability whatsoever for any such payments.
5.8    To the extent an appropriate taxing authority determines that any gross production, severance or other Taxes or assessments, including applicable interest or penalties, may be due and payable by the Class Members on all or any portion of the Settlement Cash Amount and provides notice of such determination to QEP or the Settlement Administrator, then QEP or the Settlement Administrator shall give written notice to the Class Members of such assessment, determination, or other inquiry by the taxing authority, as soon as reasonably practicable, so that the Class Members may have the opportunity to contest such an assessment. The Parties agree that QEP, QEP's Counsel and Class Counsel have no responsibility or liability for any gross production or severance taxes that may be due.
5.9    In the event QEP is required to pay any such taxes or assessments attributable to the Class Members, including any applicable interest or penalties, QEP shall be entitled to recover from each Class Member that portion of such taxes or assessments, interest and penalties attributable to the portion of the Settlement Cash Amount allocated to such Class Member by any lawful means available to QEP, including deduction or offset from any future royalty payments to the Class Member. QEP shall also be entitled to recover any such taxes from undistributed amounts in the Settlement Fund. Neither Class Counsel nor Class Representatives shall have any responsibility or liability whatsoever for any such payments.
5.10    Class Representatives and QEP acknowledge that at this time they do not know what, if any, such gross production taxes or assessments are due on the Settlement Cash Amount. Before distribution of any funds to Class Members, Class Counsel and Class Representatives will make a reasonable determination, based upon other similar class action settlements, whether any gross production taxes are owed on behalf of the Class as a result of settlement, make a reasonable estimate of any such amount, if any, and pay such reasonable estimated amount of taxes should they be due. Any such payment will be made with Court approval from the Gross Settlement Fund (after payment of fees and expenses) prior to final calculation of the distribution to Class Members; Class Counsel, Class Representatives, QEP, QEP's Counsel, and the Settlement Administrator shall have no liability whatsoever for such payments. Distribution of the Net Settlement Cash Amount is authorized to proceed once the Court has entered an order authorizing payment (if any) to the Oklahoma Tax Commission and such payment has been made. QEP will have no input in determining the amount of taxes payable by the Class or how the taxes will be paid from the Settlement Cash Amount, and likewise will not be bound in any respect by such determination or be attributed with any agreement as to whether the taxes paid by the Class are due or payable.

5.11    Upon the Effective Date, except as otherwise provided in paragraphs 1.1 and 5.9 herein, QEP will not have any right to the return of the Gross Settlement Fund or any portion thereof.
5.12    Following entry of the Preliminary Approval Order, Class Counsel may pay from the Escrow Account without further approval from QEP or further order of the Court reasonable Administration, Notice and Distribution Costs as set forth in Paragraph 1.1(8). In the event that the Settlement is terminated pursuant to the terms of this Stipulation, all Administration, Notice and Distribution Costs actually paid or incurred will not be returned or repaid to QEP. Prior to final approval of the Settlement, the amount that may be paid for Administration, Notice and Distribution Costs without further approval from QEP or further order of the Court pursuant to this paragraph may not exceed $500,000 dollars.
5.13    Except as provided in Section 6 hereof, the Released Parties shall have no responsibility for, interest in, or liability whatsoever with respect to the maintenance, investment or distribution of the Gross Settlement Fund, the establishment or maintenance of the Escrow Account, the terms or administration of any Plan of Allocation or of the determination, administration, or calculation of claims, the payment or withholding of Taxes, the distribution or disbursement of the Net Settlement Fund, the administration of the Settlement, or any other expenses or losses in connection with such matters. Without limiting the foregoing, the Gross Settlement Fund shall be the sole source of Taxes, attorneys' fees, Case Contribution Awards and Litigation Expenses, and there shall be no recourse against QEP, QEP's Counsel and Class Counsel for any such expenses.
6.    CLAIMS ADMINISTRATION, ALLOCATION AND DISTRIBUTION OF NET SETTLEMENT FUND

6.1    The Settlement Administrator shall administer the Settlement under Class Counsel's supervision in accordance with this Stipulation and subject to the jurisdiction of the Court. QEP and

QEP's Counsel shall cooperate in the administration of the Settlement to the extent reasonably necessary to effectuate its terms. The Net Settlement Fund shall be distributed to Class Members according to the Plan of Allocation and Distribution or according to such other plan of allocation and distribution order(s) as the Court approves.
6.2    The allocation of the Net Settlement Fund among Class Members is a matter separate and apart from the proposed Settlement between the Settling Parties, and any decision by the Court concerning the Plan of Allocation and Distribution shall not affect the validity or finality of the Settlement. Class Representatives may not terminate the Stipulation or the Settlement based on this Court's or any court's ruling with respect to the Plan of Allocation and Distribution or any plan of allocation in the Litigation. Further, after the issuance of any notice contemplated by this Settlement Agreement, or after the issuance of any notice ordered by the Court, the Plan of Allocation may be modified without any further notice being required. The Parties will submit for approval of the Court a Plan of Allocation and Distribution based on the provisions of this section.
6.3    QEP shall reasonably cooperate to provide all available data and other information: (i) reasonably necessary to complete the Settlement and (ii) available to QEP from records to which QEP has access or can reasonably and timely obtain through requests to others; provided, however, QEP shall not be required to take legal action against any third party to obtain the requested information. As soon as possible after preliminary approval of this Settlement by the Court, and in no event more than thirty (30) days after preliminary approval, QEP shall provide Class Counsel in a readily usable electronic format with names, addresses, tax identification numbers and royalty decimal interests of Class Members on a well-by-well basis for currently producing wells operated by QEP. For all other Class Wells, QEP will provide names, addresses, tax identification numbers and royalty decimal interests of Class Members on a well-by-well basis as soon as reasonably possible in a readily useable electronic format, but in no event more than 90 days after preliminary approval provided that QEP is able to obtain the information from the operators of those Class Wells. To the extent possible, the data will be based on ownership as of February 28, 2013, or the last royalty pay deck available before that date. The Parties recognize that, for some wells no longer producing, or previously sold, or operated by other companies, QEP may not have and may not be able to obtain information necessary to identify Class Members in those wells. If after using reasonable efforts the Parties and the Settlement Administrator are unable to identify the individual Class Members in such a well within 12 months after the Settlement is Final, the portion of the Net Settlement Fund allocated to those wells will be subject to reimbursement of QEP's out-of-pocket costs as described in paragraph 1.1
6.4    Class Counsel shall, subject to Court approval, first allocate Net Settlement Proceeds to individual Class Wells proportionately, with due regard for the production marketed by QEP on behalf of itself and/or other well owners, the amount of claimed royalty underpayment to Class Members, and the time period when the claimed underpayment occurred. The allocation of the Net Settlement Proceeds among Class Wells as determined by Class Counsel is shown on Exhibit 2. This allocation is subject to final approval by the Court. Thereafter, QEP will allocate the Net Settlement Proceeds for each Class Well proportionately among all Class Members based on their royalty decimal interest in such well using the February, 2013 royalty pay deck (or the most current available royalty pay deck), subject to review and approval by Class Counsel and the Court.
6.5    It is recognized that on non-operated wells with current production, QEP will either pay to the operator the settlement funds attributable to that non-operated Class Well for further distribution to royalty owners or make those payments directly. On QEP operated wells, QEP will pay settlement proceeds proportionately to royalty owners who are Class members and have not opted out based upon the February 2013 pay deck for each well. In the case of non-operated wells without current production, QEP will make reasonable commercial efforts to determine Class

Member royalty owners (along with decimal interest and last known address) by contacting last known well operators. If such information can be gathered, then QEP will make distribution to them. However, if the information needed to make distribution cannot be obtained through such efforts, the portion of the Net Settlement Fund attributable to such Class Well will remain in the Escrow Account as part of the unclaimed amount. QEP may seek to have the Court require such current operators distribute such funds to those current royalty owners who are Class Members, without objection by Class Representatives. In the event QEP is permitted to require current operators to make distributions on the Class Wells they operate, then QEP will provide assistance to the operators as reasonably required. However, it is recognized that, on non-operated wells, it is the well operator (not QEP) who has direct access to royalty owner pay decks.
6.6    Returned or stale-dated Distribution Checks shall be reissued as necessary to ensure delivery to the appropriate Class Members by QEP or the Settlement Administrator using commercially reasonable methods subject to review and approval by Class Counsel and the Court. To the extent that Class Members cannot be located, after all commercially reasonable efforts have been expended, the portion of the Net Settlement Proceeds attributable to them will remain in the Escrow Account for at least one year from the date that the Judgment becomes final. Thereafter, such remaining funds will be considered to be residual unclaimed funds which may be used to reimburse QEP for out-of-pocket costs incurred for Administration Notice and Distribution upon Court approval or be paid pursuant to the provisions of paragraph 6.13.
6.7    Included with each Distribution Check shall be an enclosure that includes the following or substantially similar notice:
TO: Class Member or Designated Royalty Distributor: The enclosed check represents a share of the net settlement proceeds in the Class Action Chieftain Royalty Company and Jack Lancet v. QEP Energy Company, Case No. CIV-11-212-R in United States District Court for Western District of Oklahoma. You are receiving this notice and check because: (l) you have been identified as a Class Member in this action, or (2) you are the designated royalty distributor pursuant to the Production Revenue Standards Act of a well you operate in which QEP Energy Company (“QEP”), or a predecessor or assignor of QEP, currently and/or in prior periods, marketed its own gas. If you are not legally entitled to the proceeds identified on the check apron, the Court has entered an Order that requires you to pay these proceeds to persons legally entitled thereto or return this check uncashed to the remitter of it. If you are a designated royalty distributor, you are required to pay these proceeds to the current royalty owners in each of the wells identified on the check detail, and a copy of this notice should be included with the payment to each of the royalty owners.

The distribution described above to Class Members is based on the assumption that very few sales of royalty interests have occurred. It has also been assumed that where sales did occur, it was the intent of the parties that the buyer was entitled to receive payment for past claims. Finally, it has been assumed that where royalty interests passed through inheritance, devise or interfamily transfers, that it was the intent that the heir, or devisee or transferee also receive payment for past claims. To the extent that these assumptions are not correct in relation to particular transfers of interest, the Court has ordered that the Class Member who receives payment shall in turn make payment to the proper party or return this check uncashed to the remitter of it.

The person to whom this check was originally made payable, and anyone to whom the check has been assigned by that person, has accepted this payment pursuant to the terms of the Settlement Agreement, Notice of Settlement, and Judgment related thereto, which releases, inter alia, QEP and its past and present parents, affiliates, directors, officers, employees, attorneys, agents, consultants, servants, stockholders, representatives, subsidiaries, predecessor entities, and affiliated successor entities (but not entities to which QEP assigned interests in Class Wells as to any claims occurring or arising after the Claim Period(s) for any well(s) sold to any such entity) from any and all Released Claims as defined in the Settlement Agreement. Pursuant to the Order of the Court, it is the duty of the payee of the check to ensure that the funds are paid to the Class Member(s) entitled to the funds, and the release by Class Member(s) entitled to the funds shall be effective regardless of whether such Class Member(s) receive some, all, or none of the proceeds paid to a payee of a settlement check.

This check shall be null and void if not endorsed and negotiated within ninety (90) days of its date. The release of claims provided in the settlement shall be effective regardless of whether this check is cashed.

6.8    Except as otherwise provided herein, upon the Settlement Agreement being finally approved by the Court and such final approval no longer being subject to appeal, and after Court approval of the Plan of Allocation and Distribution, QEP or the Settlement Administrator will make prompt distribution of funds to the persons ordered by the Court to receive those funds and QEP shall bear all Administration, Notice and Distribution Costs. Subject to paragraphs 1.1, 6.12 and 6.13, to the extent that any part of the Net Settlement Proceeds becomes subject to the escheat statutes of various states, QEP or the Settlement Administrator will make payment to the appropriate governmental body upon Court approval. QEP may employ the services of a Settlement Administrator to perform the distributions with the approval of Chieftain and the Court. QEP or the Settlement Administrator will make a diligent effort to make the first distributions within 90 days of the Settlement becoming final and complete the distributions within 180 days to Class Members representing 90% of the Net Settlement Proceeds. The remainder of the Net Settlement Proceeds will be distributed within one year of the Settlement becoming final. Any portion of the Net Settlement Proceeds remaining in the Escrow Account thereafter will be considered to be residual or unclaimed funds.
6.9    Distributions will only be made based on an order by the Court, approved by QEP, Class Counsel and Chieftain. It is contemplated that distributions will be made in a series of waves so that payments to readily identified royalty owners are not unduly delayed.
6.10    QEP, QEP's counsel, Class Counsel and Class Representatives shall have no liability to any Class Member for mis-payments, over-payments, or under-payments.
6.11    If any Class Member has been paid any portion of the Net Settlement Proceeds for any period of time for which that Class Member was not entitled to receive that payment, and some other person or entity who owned or claims to have owned the minerals during that time asserts a claim against any Released Party for payment of all or a portion of the settlement proceeds, or asserts a claim for an alleged underpayment of the royalty share or mineral owner's share of such production that is based on what is defined herein as a Released Claim, then the Class Member who received an amount in excess of his share shall be liable for the payment of the amount he was overpaid to the person who is determined to have been properly owed that amount, and that Class Member shall indemnify any Released Party, Class Counsel and other members of the Class or any party to this Settlement Agreement against whom a claim is made, but only to the extent of any overpayment received by the indemnifying Class Member and interest thereon.
6.12    Upon completion of the distribution (including any necessary supplemental distributions) to the Class Members and, and upon compliance with the Court's order(s) in furtherance of this Settlement, QEP and any Settlement Administrator will have satisfied all obligations relating to the payment and distribution of the Net Settlement Proceeds. Subject to paragraph 1.1 above concerning reimbursement of Notice and Administration Costs, QEP or the Settlement Administrator, will then turn administration of any remaining monies in the Settlement Fund over to Class Counsel for further administration and handling pursuant to paragraph 6.13.
6.13    Any residual funds remaining in the Escrow Account after distribution has otherwise been completed, and QEP has been reimbursed for out-of-pocket Administration, Notice, and Distribution Costs, as provided for elsewhere herein, and for which further distribution is not economically viable, shall pursuant to Court order be contributed to non-sectarian, not-for-profit, 501(c)(3) organization(s) recommended by Class Counsel, preference to be given to organizations who provide beneficial services regarding Oklahoma royalty owners.
6.14    The Court shall retain jurisdiction to determine any issues relating to the payment and distribution of the Settlement Proceeds, and any claims relating thereto shall be determined by the Court alone, and shall be limited to a determination of the claimant's entitlement to any portion of the Settlement Proceeds, and no consequential, punitive or other damages shall be awarded in any proceeding regarding any such determination.
6.15    At such time as the Judgment becomes final and no longer being subject to appeal (or as otherwise provided herein), Chieftain, Class Counsel and QEP will promptly obtain the Court's approval of a list of the names of Class Members who have not opted-out and to whom Distribution

Checks are to be mailed, along with the amounts of the Distribution Check for each such Class Member. The names, addresses, and amounts will be determined in accordance with this Section 6. In relation to producing non-operated wells as of February 28, 2013, the parties will seek Court approval for QEP to pay funds to the current operator for further distribution to Class Members proportionately in the well. At the direction of the Court, QEP will then cause (or cause the Settlement Administrator to issue) Distribution Checks to be issued and deposited in the United States mails, addressed to the addresses for members of the Class that are reasonably available to QEP, or if approved by the Court, the operator of producing non-operated wells. It is contemplated that there will be a series of distribution orders since the identity (and amount due) to Class Members will not be available for all Class Members at the same time.
6.16    The Mutual Release, Dismissal and Covenant Not to Sue shall be effective as provided in this Settlement Agreement, regardless of whether or not particular members of the Class did or did not receive payment from the Net Settlement Fund Amount and regardless of whether or not any member of the Class who was obligated pursuant to the Judgment to pay some or all of the distributed funds to another member of the Class in fact made such payment to such other member of the Class. The failure of a member of the Class to make payment to another member of the Class pursuant to the payment obligations of the Judgment shall not be a defense to enforcement of the Release of the Released Claims against the Released Parties or the Covenant Not to Sue, as to any member of the Class.
6.17    Neither QEP, QEP's counsel, Class Counsel, Class Representatives, nor the Class shall have any liability for loss of any portion of the Settlement Fund Account under any circumstances, except in the case of willful and intentional malfeasance of a dishonest nature directly causing such loss.

7.    ATTORNEYS' FEES, CASE CONTRIBUTION AWARDS
AND LITIGATION EXPENSES

7.1    No later than twenty-one (21) calendar days prior to the Final Approval Hearing, Class Counsel may apply to the Court for a collective award of attorneys' fees to Class Counsel, Case Contribution Awards, and for reimbursement of Litigation Expenses. QEP shall take no position with respect to the amount of attorneys' fees, Case Contribution Awards or Litigation Expenses, or to whether the Court should make any or all such awards. The Released Parties shall have no responsibility for and shall take no position with respect to the allocation among Class Counsel, nor will it encourage anyone to object thereto, and/or any other person or entity who may assert some claim thereto, of any award of attorneys' fees or Litigation Expenses that the Court may make in the Litigation.
7.2    Any attorneys' fees and Litigation Expenses that are awarded by the Court shall be paid to Class Counsel with the Court's approval from the Escrow Account, immediately upon award (but in no event before the entry of the Judgment), notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the Settlement or any part thereof; provided, however, that Class Counsel shall make appropriate refunds or repayments into the Escrow Account, plus accrued interest at the same net rate as is earned by the Gross Settlement Fund, if the Settlement is terminated pursuant to the terms of this Stipulation or if, as a result of any appeal or further proceedings on remand, or successful collateral attack, the award of attorneys' fees and/or Litigation Expenses is reduced or reversed. Class Counsel shall make the appropriate refund or repayment in full no later than fourteen (14) business days after receiving notice of the termination of the Settlement or notice of any reduction of the award of attorneys' fees and/or Litigation Expenses.
7.3    Any Case Contribution Awards that are awarded by the Court shall be paid to Class Representatives with the Court's approval from the Escrow Account, on or after the Effective Date.

7.4    An award of attorneys' fees, Case Contribution Awards and/or Litigation Expenses is not a necessary term of this Stipulation and is not a condition of this Stipulation. No decision by the Court or any court on any application for an award of attorneys' fees, Case Contribution Awards or Litigation Expenses shall affect the validity or finality of the Settlement. Class Representatives and Class Counsel may not cancel or terminate the Stipulation or the Settlement based on this Court's or any appellate court's ruling with respect to attorneys' fees, Case Contribution Awards and/or Litigation Expenses.
8.    EFFECT OF “OPT-OUT”
8.1    Class Representatives shall not opt out of the Class and neither Class Representatives, Class Counsel, QEP nor QEP's counsel, nor anyone acting on behalf of said persons, shall encourage anyone else to opt out of the Class. Nevertheless, this Settlement Agreement does not prohibit Class Counsel from counseling any Class Member as to his, her, or its legal rights or prohibit any Class Member who seeks such counsel from electing to opt out of the Class. By making the agreement set forth in this paragraph, QEP, QEP's counsel, and Class Counsel acknowledge and stipulate that they have “not participate[d] in offering or making . . . . an agreement in which a restriction on the lawyer's right to practice is part of the settlement of a controversy between private parties.” Oklahoma Rules of Professional Conduct, Rule 5.6. The parties further stipulate that any interpretation of this provision that would result in a violation of Rule 5.6, or that would prohibit, restrict, confine, modify or interfere with Class Counsel's duties, obligations and communications owed to the Class pursuant to the Oklahoma Rules of Professional Conduct would be unintended by all parties hereto and would be void ab initio.
9.    WAIVER OR TERMINATION

9.1    Within ten (10) business days of: (a) the Court's entry of an order expressly declining to enter the Preliminary Approval Order in any material respect; (b) the Court's refusal to approve this Stipulation or any material part of it; (c) the Court's declining to enter the Judgment in any material respect; or (d) the date upon which the Judgment is modified or reversed in any material respect and such modification or reversal becomes Final, Class Representatives and QEP shall each have the right to terminate the Settlement and this Stipulation, by providing written notice to the other of an election to do so; provided, however, that any decision, ruling, or order solely with respect to an application for attorneys' fees, Case Contribution Awards or Litigation Expenses, or to any Plan of Allocation shall not be grounds for termination.
9.2    The Effective Date, defined in paragraph 1.15, shall be the first business day on which all of the following shall have occurred or been waived:

a.	QEP has fully paid, or caused to be fully paid, the Settlement Cash Amount, as required above;

b.	Neither QEP nor Class Representatives have terminated the Settlement and this Stipulation and all such rights have expired in accordance with paragraph 9.1 hereof;

c.
the Court has approved the Settlement as described herein, following notice to the Class and the Final Fairness Hearing, as prescribed by Rule 23(e) of the Federal Rules of Civil Procedure, and entered the Judgment; and

d.	the Judgment has become Final, as set forth in paragraph 1.19.
9.3    If QEP exercises its right to terminate the Settlement or QEP or Class Representatives exercise their respective rights to terminate the Settlement pursuant to paragraph 9.1:

a.	This Stipulation shall be canceled and terminated;

b.	the Effective Date shall not occur;

c.	Class Representatives and QEP shall be restored to their respective positions as of December 31, 2012;

d.
the terms and provisions of this Stipulation, except as otherwise provided herein, shall have no further force and effect with respect to the Settling Parties and shall not be used in the Litigation or in any other proceeding by anyone for any purpose, and any Judgment or order entered by the Court in accordance with the terms of this Stipulation shall be treated as vacated, nunc pro tunc; and

e.
within ten (10) business days after any such termination, the Gross Settlement Fund (including accrued interest and any amounts returned pursuant to paragraph 6.6), less any allowable Administration, Notice and Distribution Costs that have either been disbursed, or are determined to be incurred and chargeable as Administration, Notice and Distribution Costs, shall be refunded by the Escrow Agent to QEP.

9.4    If a certain portion of the persons or entities who would otherwise be Class Members exclude themselves from the Class by submitting a Request for Exclusion, that portion being specified in a separate supplemental agreement between Class Representatives and QEP (“Supplemental Agreement”), then QEP shall have the option to terminate its participation in this Stipulation and the Settlement, pursuant to the terms set forth in the Supplemental Agreement. The Supplemental Agreement shall not be filed with the Court, unless requested by the Court, and then shall only be filed under seal for in camera inspection by the Court.
9.5    Except as otherwise provided herein, in the event the Settlement is terminated, the Settlement shall be without prejudice, and none of the terms shall be effective or enforceable and the fact and terms of the Settlement shall not be admissible in any trial of the Litigation or in any other litigation or proceeding, and, except as otherwise expressly provided, this Stipulation shall be null and void and shall have no further force or effect, and the Settling Parties and members of the Class shall proceed in all respects as if this Stipulation and any related orders had not been entered.

10. APPEAL OF OBJECTORS
10.1    Any Class Member wishing to remain a Class Member, but objecting to any part of the Settlement can do so only as set forth herein and in the Class Notice attached as Exhibit 4. If the Court determines that the Settlement and the awards of fees and expenses are fair to the Class as a whole, individual objections may be severed for separate appeal and review based upon the individual claims of the objecting Class Member, to the extent the individual objection(s) do not challenge the settlement to the remaining Class Members or any award of costs, fees and expenses, the intent being not to delay distribution to Class Members who do not object and not to delay payment of court awarded costs, fees and expenses except those which would be specifically subject to the objection(s) of the objecting Class Member(s).
10.2    If any appeal is taken by any objector(s) that challenges the Settlement to the remaining Class Members or any award of costs, fees and expenses, QEP shall, upon the request of Class Representatives, join in and support any motion to the trial court and/or appellate court seeking to have the appeal limited to the funds attributable to the royalty interest(s) of the objecting Class Member(s), so that the appeal cannot challenge the Settlement to the remaining Class Members, challenge the overall award of costs, fees and expenses, or cause the non-objecting Class Members to be prejudiced by the delay in payment of their share of Settlement Proceeds as a result of interference by objectors who seek to delay or otherwise affect payment of any funds beyond those the objectors might argue they are individually entitled to receive. Because any appeal by an objecting Class Member would delay the payment under the Settlement, each Class Member that appeals agrees that if such Class Member's claim and objection are not severed for separate appeal pursuant to Section 10.1, then each such Class Member shall put up a cash bond to be set by the district court sufficient to reimburse Class Counsel's appellate fees, Class Counsel's expenses, and the lost interest to the Class caused by the delay.

11.         OTHER TERMS AND CONDITIONS
11.1    QEP expressly denies all allegations of wrongdoing or liability with respect to the claims and allegations in the Litigation. It is expressly agreed that neither this Settlement, the Settlement Agreement, nor any document referred to herein, nor any action taken to carry out the Settlement Agreement is, may be construed as, or may be used as, an admission by QEP of any fault, wrongdoing or liability whatsoever with respect to the claims and allegations in the Litigation. There has been no determination by any court, administrative agency or other tribunal regarding the claims and allegations made against QEP. By agreeing to settle the claims of the Class in the Litigation, QEP does not admit that the Litigation could have been properly maintained as a contested class action, and the Class does not admit any deficiency in the merits of their claims. QEP also continues to claim that it had valid defenses to Class Representatives' claims and that it has settled the case without the admission of any fault, wrongdoing or liability whatsoever. QEP asserts it is entering into the Settlement Agreement solely to compromise the disputed claims and avoid the risk and expense of continued litigation.
11.2    Entering into or carrying out the Settlement Agreement, and any negotiations or proceedings related thereto, is not, and shall not be construed as, or deemed to be evidence of, an admission or concession by any of the Parties to the Settlement Agreement and shall not be offered or received in evidence in any action or proceeding by or against any party hereto in any court, administrative agency or other tribunal for any purpose whatsoever other than: (a) to enforce the provisions of the Settlement between QEP and any Class Member(s), the provisions of the Settlement Agreement, or the provisions of any related agreement, order, judgment or release; and, (b) to aid any proceedings by QEP seeking indemnification or contribution for a portion of the Settlement Cash Amount from other working interest owners in the Class Wells.
11.3    Any putative Class Member who opts out of the Class by executing a timely and valid

Request for Exclusion, as described below, shall have no right to object to the Settlement in any way including but not limited to, the fairness, reasonableness and/or amount of any aspect of the Settlement, Notice, Class Counsel's request for attorneys' fees, costs and expenses, Case Contribution Awards, any Plan of Allocation and/or Distribution Order(s), or any distribution of the Settlement Funds. All Requests for Exclusion must be delivered into the hands of the Settlement Administrator by the date set by the Court in the Preliminary Approval Order and specified in the Notice and must include: (a) the Class Member's name, address, telephone number, and notarized signature; (b) a statement that the Class Member wishes to be excluded from the Class in Chieftain Royalty Company and Jack Lancet v. QEP Energy Company; and (c) a description of the Class Member's interest in any Class Well(s), including the name, QEP well number, and legal location of such Class Well(s). Requests for Exclusion may not be submitted through the website or by telephone, facsimile or e-mail.
11.4    The Notice of Settlement shall require that any objection to the Settlement between the Class and QEP, to this Settlement Agreement, or to the application for Class Counsel's Fees and Expenses be in writing and comply with all the requirements set forth herein and by the Court in the Notice of Settlement to Class Members.
11.5    If a Class Member remains in the Class, he or she shall have the right to file a valid objection only under the provisions the Court may determine are appropriate, including the following:
Only a person or entity who remains a member of the Class shall have the right to object to the proposed Settlement with QEP in any way including, but not limited to, the fairness, reasonableness and amount of any aspect of the Settlement, Notice, Class Counsel's requested fees and expenses, Case Contribution Awards, and any Plan of Allocation and/or Distribution Order(s), or any distribution of the Settlement Funds. Persons who desire to object to the Settlement or the fees and expenses must file a written statement with the United States District Court, Western District of Oklahoma Court Clerk, 200 NW 4th Street, Oklahoma City, Oklahoma and deliver a copy of same into the hands of Class Counsel and Counsel for QEP at least 14 days prior to the final fairness hearing. The written statement must contain:

(a) A heading referring to Case No. CIV-11-212 and to the United States District Court, Western District of Oklahoma;
(b) A statement as to whether the objector intends to appear at the Settlement Fairness Hearing, either in person or through counsel, and, if through counsel, identifying counsel by name, address and telephone number;
(c) A detailed statement of the specific legal and factual basis for each and every objection;
(d) A list of any witnesses the objector may call at the Settlement Fairness Hearing, together with a brief summary of each witness's expected testimony;
(e) A list of and copies of any exhibits the objector may seek to use at the Settlement Fairness Hearing;
(f) A list of any legal authority the objector may present at the Settlement Fairness Hearing;
(g) The objector's current address;
(h) The objector's current telephone number;
(i) The objector's signature executed before a Notary Public; and,
(j) Identification of the objector's interest in Class Wells by identifying each Class Well (by well name, QEP well number, and legal location).
Any Class Member who fails to timely file such written statement and provide the required information will not be permitted to present any objections at the Settlement Fairness Hearing and such failure will render any such attempted objection untimely and of no effect. All presentations of objections will be further limited by the information listed.

11.6    All Parties shall use their best efforts to encourage and obtain approval of the Settlement and to assist in the completion of the terms of the agreement and the distribution of the Settlement Fund to the Class Members, and their representatives and counsel or to any other party designated by the Court to receive unclaimed funds resulting from the settlement. The Parties also agree to promptly prepare and execute all documentation as may be reasonably required to obtain final approval by the Court of this settlement, and to carry out the terms of this Settlement Agreement.
11.7    After distribution of the Settlement Cash Amount is complete, counsel and experts will return or destroy confidential documents produced by the other party in the Litigation. This provision does not apply: (1) to transcripts of depositions or trial testimony or other sworn statements of witnesses or exhibits to any transcripts or statements or to any documents filed in the public record;

(2) to any documents the Settling Parties may agree are not to be considered confidential; or (3) to any documents subject to a prior agreement between the Settling Parties allowing their use in other litigation. After two years following a final and unappealable judgment in the Litigation that includes all issues, and particularly the distribution of the Settlement Cash Amount, confidential documents that were within the materials retained for two years shall be destroyed or returned to the producing party if so requested.
11.8    Except as otherwise provided herein or by a writing signed by all the signatories hereto, the Settlement Agreement shall constitute the entire agreement among the Settling Parties related to the Settlement of the Litigation, and no representations, warranties or inducements have been made to any party concerning the Settlement other than the representations, warranties and covenants contained and memorialized in the Settlement Agreement. All of the Exhibits attached to this Settlement Agreement are hereby incorporated into this Settlement Agreement as though fully set forth herein. This Settlement Agreement may not be modified or amended, nor may any of its provisions be waived, except by a writing signed by all signatories hereto or their successors-in-interest.
11.9    This Settlement Agreement may be executed in one or more counterparts, including by facsimile or imaged signatures. All executed counterparts taken together shall be deemed to be one and the same instrument.
11.10    The Settling Parties and their counsel have mutually contributed to the preparation of the Settlement Agreement. Accordingly, no provision of the Settlement Agreement shall be construed against any party on the grounds that one of the parties or its counsel drafted the provision. The Settling Parties are each represented by competent counsel who have advised their own clients as to the legal effects of this Settlement, and none of the Settling Parties have received or relied upon advice from opposing counsel. Except as otherwise provided herein, each party shall bear its own costs in connection with the Settlement and preparation of the Settlement Agreement.
11.11    This Settlement Agreement and any disputes arising regarding the agreement are governed by the laws of the State of Oklahoma.
11.12    The Settlement Agreement shall be binding upon, and inure to the benefit of, the successors, trustees, and assigns of the parties hereto.
11.13    The Settling Parties intend this Settlement to be a final and complete resolution of all disputes asserted or that could be asserted with respect to the Settled Claims. Accordingly, the Settling Parties agree not to assert in any forum that the Litigation was brought by Class Representatives or Class Counsel, or defended by QEP or QEP's Counsel, in bad faith or without a reasonable basis. The Settling Parties agree that the amount paid and the other terms of this Settlement were negotiated at arm's-length and in good faith, including in connection with several mediations conducted by the Honorable Francis McGovern, and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel. The Settling Parties shall assert no claims of any violation of Rule 11 of the Federal Rules of Civil Procedure, or any other law or rule governing litigation conduct, relating to the maintenance, defense or settlement of the Litigation.
11.14        The headings herein are used for the purpose of convenience only and are not meant to have legal effect.
11.15        All disputes and proceedings with respect to the administration of the Settlement Agreement and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the timeliness, validity and amounts of Claims, shall be subject to the jurisdiction of the Court, except as provided by paragraphs 2.2 and 2.5. The Settling Parties waive any right to trial by jury of any dispute arising under or relating to this Stipulation or the Settlement.

11.16        To the extent non-material modifications of this Stipulation are necessary, such modification may be made by the Settling Parties after the Execution Date without further notice to the Class as provided herein.
11.17        All counsel and any other person executing this Stipulation and any of the exhibits hereto, or any related Settlement documents, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms. The Settling Parties each represent and warrant that they hold the claims being released in the Settlement and that they have full authority to release such claims.
11.18        The Settling Parties stipulate and agree that all activity in the Litigation, except that contemplated herein and in the Preliminary Approval Order, the Notice, and the Judgment, shall be stayed and all hearings, deadlines, and other proceedings in the Litigation, except a preliminary approval hearing (if any) and the Final Fairness Hearing, shall be taken off calendar. If any party is required to give notice to the other parties under this Stipulation, such notice shall be in writing and shall be deemed to have been duly given upon receipt by hand delivery, facsimile transmission or electronic mail to the recipients in the signature block below.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties and their counsel have executed this Agreement, in several, effective the 13th day of February, 2013.

CLASS REPRESENTATIVES:

CHIEFTAIN ROYALTY COMPANY

/s/ Jack Lancet
JACK LANCET

CLASS COUNSEL:

/s/ Robert N. Barnes
Robert N. Barnes, OBA No. 537
rbarnes@barneslewis.com
Patranell Britten Lewis, OBA No. 12279
plewis@barneslewis.com
BARNES & LEWIS, LLP
720 N.W. 50th Street
Suite 200B
Oklahoma City, Oklahoma 73118
(405) 843-0363 telephone
(405) 843-0790 facsimile

-and-

/s/ Bradley E. Beckworth
Bradley E. Beckworth, OBA No. 19982
bbeckworth@nixlawfirm.com
Michael Angelovich
mangelovich@npraustin.com
Jeffrey Angelovich, OBA No. 19981
jangelovich@npraustin.com
Susan Whatley, OBA No. 30960
susanwhatley@nixlawfirm.com
Lisa Baldwin
lbaldwin@npraustin.com
Nix, Patterson & Roach, LLP
205 Linda Drive
Daingerfield, TX 75638
(903) 645-7333 telephone
(903) 645-4415 facsimile

QEP REPRESENTATIVE:

By: /s/ C. B. Stanely
Authorized Corporate Officer

ATTORNEYS FOR QEP:

By: /s/ John F. Shepherd
John F. Shepherd, P.C., OBA No. 20569
jshepherd@hollandhart.com
Barry C. Bartel
bcbartel@hollandhart.com
HOLLAND & HART, LLP
555 17th Street, Suite 3200
Denver, CO 80202-3979
303-295-8000 telephone
303-295-8261 facsimile

-and-

By: /s/ Max C. Tucker
Max C. Tuepker, OBA No. 9117
mtuepker@tuepker.com
MAX C. TUEPKER, P.C.
1322 N. Walker Avenue
Oklahoma City, OK 73103
405-235-1700 telephone
405-235-1714 facsimile

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